EXHIBIT 99.2

Midway Drills 33 Meters of 2 gpt Gold at Gold Rock, Nevada

September 14, 2011

Denver, Colorado– Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) announces that the Company’s initial drilling on its Gold Rock Project, White Pine County, Nevada intercepted 33.5 meters of 2.06 grams per tonne (gpt) gold, including 7.6 meters of 4.18 gpt gold, in drill hole GR11-05. Additional intercepts include 48.8 meters of 0.96 gpt gold in drill hole GR11-07, and 18.3 meters of 0.82 gpt gold in drill hole GR11-03. Significant drill intercepts are listed in the table below.

Ken Brunk, Midway’s President and COO said “Midway has identified gold mineralization from historic drill data that extends for almost 3 km along strike north and south of the previously mined Easy Junior pit. The historic resource represents only a small portion of the area and is confined to only about 0.6 km of strike length around the existing open pit.  Our 2011 drilling program is designed to verify the location and grade reported in the historic holes so we can use those results in an NI 43-101 resource estimate that will cover an area substantially larger than that of the reported historic resource. We believe Gold Rock could host a gold deposit that is comparable in size to our nearby Pan gold deposit, but with a potentially higher average grade. This large amount of historic drilling, once verified, could allow Midway to more quickly move this property toward a development stage.”

Midway’s 2011 Gold Rock drill program is designed to verify historic gold mineralization reported in drill results from past operators.  Initial results are very positive; verifying the grade, width, and location of historic results in those areas drilled to date. A 1988 resource around the Easy Junior open pit mine was reported as 344,770 oz gold in 13.5 million tonnes of 0.8 gpt gold.  (A qualified person has not done sufficient work to classify the historical estimate as a current NI43-101 compliant mineral resource; Midway is not treating the historical estimate as a current mineral resource and the historical estimate should not be relied upon.) A review by Midway of intercepts in 673 historic drill holes suggests that gold mineralization may extend beyond this historic resource. The initial Midway drill program includes 18,000 feet of reverse circulation (RC) drilling and 3,400 feet of core drilling to verify the historic drill results and to further evaluate this bulk tonnage, Carlin-style, sediment-hosted gold project. One RC drill and one core drill are currently operating on the property.

Significant Drill Hole Assay Intercepts
Gold Rock Project, Nevada

Hole No.	From (m)	To (m)	Interval(m)	Gold Grade (gpt)
GR11-01	114.3	152.4	38.1	0.45
GR11-02	53.3	79.2	25.9	0.27
includes			1.5	2.02
GR11-03	85.3	103.6	18.3	0.82
GR11-04	135.6	173.7	38.1	0.51
GR11-05	62.5	96.0	33.5	2.06

includes			7.6	4.18
GR11-06	62.5	79.2	16.8	0.62
	88.4	99.1	10.7	0.62
GR11-07	169.2	217.9	48.8	0.96

Reverse circulation drilling was conducted by O’Keefe Drilling of Butte, Montana.  Samples were assayed by ALS-Chemex Labs, in Sparks, Nevada by 30-gram fire assays. Results reported represent thickness along the trace of the drill hole and do not necessarily represent true thickness.

In 1986, Echo Bay Mines discovered the Easy Junior gold deposit in what is now the center of Midway's Gold Rock project. Alta Gold conducted open pit mining at Easy Junior between 1989 and 1994, continuing leach production to 1996. Midway Gold Corp., through its acquisition of Pan-Nevada Gold Corporation, gained control of the project in 2007. Gold Rock is 8 km southeast of Midway’s Pan Project and appears to contain similar host rocks and similar styles of gold mineralization.

This release has been reviewed and approved by Mr. William S. Neal (M.Sc. and CPG), Vice President of Geological Services, and a "Qualified Person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
“Kenneth A. Brunk”
Kenneth A. Brunk, President, COO and Director

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build, and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans for the projects and resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans for the projects, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.